Exhibit 99.1

Driven Provides Shareholder Update on Growth, Operational Efficiencies, Vertical Integration, & Added Leadership as Catalysts to its 12-Month $29M Sales Forecast

LOS ANGELES, May 15, 2020 /PRNewswire/ -- Driven Deliveries Inc. (the "Company" or "Driven") (OTCQB: DRVD), California's fastest growing online cannabis retailer and direct-to-consumer logistics company, today provided a business update to its shareholders, as it prepares to release its Form 10-K for fiscal year 2019. Management also hosted a Shareholder Update call today at 8:30 a.m. ET.

Driven achieved several major accomplishments in 2019, including a transition to online retail sales vs enablement of final mile delivery made on behalf of licensed dispensaries. The change in strategy was led by Christian Schenk, who was appointed as the Company's CEO in May 2019. The leadership team was tasked with finding accretive acquisitions within the California online cannabis retail market to accelerate the Company's transition into an online retailer. The Ganjarunner acquisition took place in June 2019, followed by the assets of Sacramento-based Mountain High Recreation in July 2019.  After integrating certain marketing, accounting and procurement functions in Q4 2019, the Company set out to find another service provider that would provide its now statewide operation with additional capacity, leadership and technology IP. In October 2019, a joint venture with Oakland-based Budee Inc. was established in conjunction with the announcement of the intent to acquire the operator. The companies collaborated on additional technology development as well as operations.  At the end of December 2019, the combined online retail business was generating sales of approximately $1M per month.  Driven announced today it was able to recognize unaudited total revenues of approximately $2.8M for fiscal year 2019, of which approximately $2M was generated in the fourth quarter alone. The unaudited pro-forma revenue from the combined businesses exceeded $10M for the year.

"2019 represented our transformation to an online retailer," said Christian Schenk, CEO of Driven Deliveries Inc. "We acquired great leadership, technology and best practices that enabled us to complete the integration of our delivery operations across the State of California, including synchronization of both our scheduled and on-demand network. Unaudited pro-forma revenue for 2019 was approximately $10 million, which provides a more complete picture of the sales generated, had all three entities including Budee, Inc. and Ganjarunner, Inc been operating as a combined business from January 1, 2019." Driven holds licensing in Sacramento, Oakland and Los Angeles and provides service to 92% of California, offering both next day delivery and express delivery services.

2019 provided the foundation for facility consolidation, technology consolidation, menu operation integration, and data science and marketing automation which were accomplished in Q1 2020.  In January, the company relocated its headquarters to Los Angeles where all corporate functions now reside.  Technology advancements included enhancements to the routing and sequencing engine, inventory management system (IMS), Metrc compliance and an enhanced Resource Allocation module.  The Company has also begun efforts to productize its comprehensive technology stack for eventual licensing in other markets. Menu Operations, a new department within Driven, took over central management of all supply chain functions, pricing lanes, margin adherence protocols, as well as vendor performance and SKU performance.  The centralization has contributed to considerable gross profit margin improvements which, in April 2020, reached 64%. A data science initiative was launched in February that was later announced as Driven by Numbers (DBN). The platform provides data visualization and reporting on all aspects of the Company's operation including real-time sales analysis, marketing performance, delivery performance, employee performance and menu performance. Additionally, DBN is now fully integrated into the Company's marketing platforms and its mobile application, Weedwaves, which provides scale through automatic segmentation to help increase engagement from registered customers while providing insights such as demographics and affinities for use in customer acquisition campaigns.